Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Nuvelo, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-148288, 333-131392, 333-128316, 333-126591, 333-118821, 333-112209, 333-106873, 333-103257, 333-90458, and 333-70134) and the registration statements on Form S-8 (Nos. 333-146078, 333-134981, 333-126590, 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-91471, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194, and 333-08978) of Nuvelo, Inc. and subsidiary of our report dated March 15, 2006, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Nuvelo, Inc. and subsidiary for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Nuvelo, Inc.

/s/    KPMG LLP

San Francisco, California

March 10, 2008